Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

OF

HAWAIIAN TELCOM HOLDCO, INC.

THIS AGREEMENT (the “Agreement”), dated                     , 2006 (the “Grant Date”), is made by and between Hawaiian Telcom Holdco, Inc., a Delaware corporation (the “Company”), and                             , an employee of the Company (or one of its Subsidiaries, as defined herein), hereinafter referred to as the “Optionee.”

WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share (as adjusted for the stock split approved by the Company’s Board of Directors on September 20, 2005) (“Common Stock”); and

WHEREAS, the Company wishes to carry out the Stock Option Plan of Hawaiian Telcom Holdco, Inc. (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement); and

WHEREAS, in accordance with Section 409A (as defined herein), the purchase price per share of Common Stock covered by the Option (as defined below) shall not be less than the fair market value (as determined in accordance with Section 409A) of a share of Common Stock on the Grant Date;

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 6.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 1.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act. For the purpose of the Plan and Agreement, Affiliates of Carlyle Partners III, L.P., a Delaware limited partnership, shall include all Persons directly or indirectly controlled by TC Group, LLC, a Delaware limited liability company.

Section 1.2 “Agreement of Merger” shall mean that certain Agreement of Merger by and among GTE Corporation, Verizon HoldCo LLC, Paradise MergerSub Inc. and the Company dated May 21, 2004, as amended and restated on April 8, 2005.

Section 1.3 “Board” shall mean the Board of Directors of the Company

Section 1.4 “Capital Expenditure” shall have the meaning set forth in the Credit Agreement.

Section 1.5 “Cause” shall have the meaning set forth in the Employment Agreement, if any, or otherwise, such meaning as the Committee, shall determine in its sole discretion.

Section 1.6 “Change in Control” shall mean a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, a Principal Stockholder, any Affiliate of a Principal Stockholder or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.

Section 1.7 “Closing Date” shall have the meaning set forth in the Agreement of Merger.

Section 1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.9 “Committee” shall have the meaning set forth in the Recitals hereto.

Section 1.10 “Common Stock” shall have the meaning set forth in the Recitals hereto.

Section 1.11 “Company” shall have the meaning set forth in the Recitals hereto.

Section 1.12 “Consolidated Net Income” shall have the meaning set forth in the Credit Agreement.

Section 1.13 “Credit Agreement” shall mean that certain Credit Agreement, dated as of May 2, 2005, among Hawaiian Telcom Holdco, Inc., Hawaiian Telcom Communications, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A. as the administrative agent.

Section 1.14 “Determination Date” with respect to a given period shall have the meaning set forth in Section 3.1(g) herein.

Section 1.15 “EBITDA” shall have the meaning set forth in the Credit Agreement, adjusted for (i) any expenses assumed by LM Berry pursuant to the third-party directory contract between LM Berry and the Company and (ii) GAAP Adjustments. “Cumulative EBITDA” as of a given date shall mean the total EBITDA from and after the Closing Date through such date.

Section 1.16 “EBITDA Target” and “Cumulative EBITDA Target” for a given period shall be as set forth in Exhibit A of this Agreement, subject to the provisions of Section 4.5.

Section 1.17 “Employment Agreement” shall mean that certain Employment Agreement or Letter Agreement, dated as of                             , by and among the Optionee and the Company, as amended from time to time.

Section 1.18 “Free Cash-Flow” for a given period shall mean the excess of (i) the sum of (A) Consolidated Net Income, (B) non-cash items including depreciation, amortization, deferred pension and other post employment benefit expenses and deferred taxes, and (C) increase in Net Working Capital, over (ii) the sum of (X) decrease in Net Working Capital and (Y) Capital Expenditures. “Cumulative Free Cash-Flow” as of a given date shall mean the total Free Cash-Flow from and after the Closing Date through such date.

Section 1.19 “Free Cash-Flow Target” and “Cumulative Free Cash-Flow Target” for a given period shall be as set forth in Exhibit A of this Agreement, subject to the provisions of Section 4.5.

Section 1.20 “GAAP Adjustments” for a given year shall mean any purchase accounting adjustments made by the Company in compliance with Generally Accepted Accounting Principles, including but not limited to customer credits, directory revenues, deferred activation revenues, deferred activation expenses, directories expense adjustments and management fees (as such terms are commonly used by the Company).

Section 1.21 “Grant Date” shall have the meaning set forth in the Recitals hereto.

Section 1.22 “Hire Date” shall mean                             .

Section 1.23 “Net Working Capital” shall have the meaning set forth in the Credit Agreement.

Section 1.24 “Option” shall mean the Non-Qualified Stock Option to purchase Common Stock granted under this Agreement.

Section 1.25 “Optionee” shall have the meaning set forth in the Recitals hereto.

Section 1.26 “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.27 “Plan” shall have the meaning set forth in the Recitals hereto.

Section 1.28 “Principal Stockholder(s)” shall mean Carlyle Partners III, L.P., a Delaware limited partnership, or any of its Affiliates to which (a) the Carlyle Partners III, L.P. or any other Person transfers Common Stock, or (b) the Company issues Common Stock.

Section 1.29 “Revenue” for a given period shall have the meaning set forth in the Credit Agreement, adjusted for any GAAP Adjustments. “Cumulative Revenue” as of a given date shall mean the total Revenue from and after the Closing Date through such date.

Section 1.30 “Revenue Target” and “Cumulative Revenue Target” for a given period shall be as set forth in Exhibit A of this Agreement, subject to the provisions of Section 4.5.

Section 1.31 “Section 409A” shall mean Section 409A of the Code and any Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, Notice 2005-1, the proposed regulations and any other regulations or other interpretive guidance as may be issued after the Grant Date.

Section 1.32 “Stockholders Agreement” shall mean that certain agreement by and between the Optionee and the Company which contains certain restrictions and limitations applicable to the shares of Common Stock acquired upon Option exercise (and to other shares of Common Stock, if any, held by the Optionee during the term of such agreement). The Board, in its discretion, shall determine the terms of the Stockholders Agreement and may amend the terms thereof from time to time. If the Optionee is not a party to a Stockholders Agreement at the time of exercise of the Option (or any portion thereof), the exercise of the Option shall be subject to the condition that the Optionee enter into a Stockholders Agreement with the Company.

Section 1.33 “Termination of Employment” shall mean the time when the employee-employer relationship between the Optionee and the Company (or one of its Subsidiaries) is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding (a) a termination where there is a simultaneous reemployment by the Company (or one of its Subsidiaries), (b) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Committee, terminations which are followed by simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.

ARTICLE II.

GRANT OF OPTION

Section 2.1 Grant of Option

In consideration of the Optionee’s agreement to remain in the employ of the Company or one of its Subsidiaries and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of                      shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement. The Optionee hereby agrees that except as required by law, the Optionee will not disclose to any person other than the Optionee’s spouse or advisors (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Committee, and the Optionee agrees that, in the discretion of the Committee, the Option shall terminate and any unexercised portion of such Option (whether or not then exercisable) shall be forfeited if the Optionee violates the non-disclosure provisions of this Section 2.1.

Section 2.2 Option Subject to Plan

The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3 Option Price

The purchase price of the shares of Common Stock covered by the Option shall be $                      per share (without commission or other charge).

ARTICLE III.

EXERCISABILITY

Section 3.1 Commencement of Exercisability

(a) Subject to subsections (f) and (h) and Section 3.3, 25% of the Option shall become exercisable in five equal and cumulative installments provided that the Optionee remains continuously employed in active service by the Company from the Hire Date through the applicable date as follows:

(i) The first installment shall consist of 5% of the shares covered by the Option and shall become exercisable on the first anniversary of the Hire Date;

(ii) The second installment shall consist of 5% of the shares covered by the Option and shall become exercisable on the second anniversary of the Hire Date;

(iii) The third installment shall consist of 5% of the shares covered by the Option and shall become exercisable on the third anniversary of the Hire Date;

(iv) The fourth installment shall consist of 5% of the shares covered by the Option and shall become exercisable on the fourth anniversary of the Hire Date; and.

(v) The fifth installment shall consist of 5% of the shares covered by the Option and shall become exercisable on the fifth anniversary of the Hire Date.

(b) Subject to subsections (c), (d), (e), (f), and (h) and Section 3.3, 75% of the shares subject to the Option shall become fully exercisable on the day immediately preceding the eighth anniversary of the Grant Date provided that the Optionee remains continuously employed in active service by the Company from the Grant Date through such date.

(c) Notwithstanding subsection (b) but subject to subsections (f) and (h) and Section 3.3:

(i) An installment consisting of 5% of the shares covered by the Option shall become exercisable on the Determination Date for each of the years 2007 through 2011, if the EBITDA for the immediately preceding calendar year equals or exceeds the EBITDA Target for such preceding year.

(ii) If the EBITDA for any calendar year 2006 through 2010 is less than the EBITDA Target with respect to such year (“EBITDA Missed Year”), that portion of the Option that was subject to accelerated exercisability pursuant to Section 3.1(c)(i) with respect to such year shall become exercisable on the Determination Date immediately following the first December 31 after the EBITDA Missed Year as of which (A) the EBITDA for the calendar year ending on such December 31 equals or exceeds the EBITDA Target for such year and (B) the Cumulative EBITDA equals or exceeds the Cumulative EBITDA Target through such December 31.

(d) Notwithstanding subsection (b) but subject to subsections (f) and (h) and Section 3.3:

(i) An installment consisting of 5% of the shares covered by the Option shall become exercisable on the Determination Date for each of the years 2007 through 2011, if the Free Cash-Flow for immediately preceding calendar year equals or exceeds the Free Cash-Flow Target for such preceding year.

(ii) If the Free Cash-Flow as of the end of any calendar year 2006 through 2010 is less than the Free Cash-Flow Target with respect to such year (“Free Cash-Flow Missed Year”), that portion of the Option that was subject to accelerated exercisability pursuant to Section 3.1(d)(i) with respect to such year shall become exercisable on the Determination Date immediately following the first December 31 after the Free Cash-Flow Missed Year as of which (A) the Free Cash-Flow for the calendar year ending such December 31 equals or exceeds the Free Cash-Flow Target for such year and (B) the Cumulative Free Cash-Flow equals or exceeds the Cumulative Free Cash-Flow Target through such December 31.

(e) Notwithstanding subsection (b) but subject to subsections (f) and (h) and Section 3.3:

(i) An installment consisting of 5% of the shares covered by the Option shall become exercisable on the Determination Date for each of the years 2007 through 2011, if Revenue for the immediately preceding calendar year equals or exceeds the Revenue Target for such preceding year.

(ii) If Revenue as of the end of any calendar year 2006 through 2010 is less than the Revenue Target with respect to such year (“Revenue Missed Year”), that portion of the Option that was subject to accelerated exercisability pursuant to Section 3.1(e)(i) with respect to such year shall become exercisable on the Determination Date immediately following the first December 31 after the Revenue Missed Year as of which (A) Revenue for the calendar year ending on such December 31 equals or exceeds the Revenue Target for such year and (B) the Revenue equals or exceeds the Cumulative Revenue Target through such December 31.

(f) Notwithstanding subsections (a), (b), (c), (d) and (e), but subject to subsection (h) and Section 3.3, in the event of any Change in Control to occur following the Closing Date and not related to the transaction contemplated by the Agreement of Merger, the Company shall use its reasonable best efforts to require the Person (or related group of Persons) that directly or indirectly acquires beneficial ownership of a number of the Company’s securities sufficient to constitute a Change in Control (the “Purchaser”) to assume the Option (or to replace the Option with another option or award with substantially comparable economic value). In the event that the Purchaser does not assume or replace the Option:

(i) an installment consisting of 100% of the portion of the Option that remains eligible to become exercisable under Sections 3.1(a) hereof shall become exercisable in full;

(ii) an installment consisting of 100% of the shares subject to accelerated vesting under Sections 3.1(c) hereof shall become exercisable in full if, for the calendar year ending immediately prior to the year in which the Change in Control occurs, (A) the Cumulative EBITDA equals or exceeds the Cumulative EBITDA Target as of the end of such year and (B) the EBITDA equals or exceeds the EBITDA Target such preceding year;

(iii) an installment consisting of 100% of the shares subject to accelerated vesting under Sections 3.1(d) hereof shall become exercisable in full if, for the calendar year ending immediately prior to the year in which the Change in Control occurs, the Cumulative Free Cash-Flow equals or exceeds the Cumulative Free Cash-Flow Target as of the end of such year; and

(iv) an installment consisting of 100% of the shares subject to accelerated vesting under Sections 3.1(e) hereof shall become exercisable in full if, for the calendar year ending immediately prior to the year in which the Change in Control occurs, (A) the Cumulative Revenue equals or exceeds the Cumulative Revenue Target as of the end of such year and (B) Revenue equals or exceeds the Revenue Target such preceding year.

(g) The Committee shall make the determination as to whether the respective Free Cash-Flow, Cumulative Free Cash-Flow, EBITDA, Cumulative EBITDA, Revenue and Cumulative Revenue Targets have been met, and shall determine the extent, if any, to which the Option has become exercisable, on any such date (the “Determination Date”) as the Committee in its sole discretion shall determine; provided, however, that with respect to each calendar year such date shall not be later than 30 days following the completion of the Company’s final audited financial statement for such year. Any such determination on the part of the Committee shall be conclusive and binding on the parties for all purposes. For each calendar year, EBITDA, Free Cash-Flow, Revenue, Cumulative EBITDA, Cumulative Free Cash-Flow and Cumulative Revenue shall be determined and approved by the Committee in its sole discretion for purposes herein.

(h) Subject to subsection (i), no portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

(i) Notwithstanding anything herein to the contrary, in the event of the Optionee’s Termination of Employment by the Company for any reason other than for Cause after December 31st of a calendar year but prior to the Determination Date for such year, such terminated Optionee shall be treated as having remained employed through such Determination Date solely for purposes of exercising any portion of the Option which would thereupon have become exercisable. Any portion of the Option which is exercisable at Optionee’s actual Termination of Employment, shall only be exercisable through the date determined pursuant to Section 3.3.

Section 3.2 Duration of Exercisability

The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3 Expiration of Option

The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of ten years from the Grant Date; or

(b) Except as the Committee may otherwise approve, the thirtieth day following the date of the Optionee’s Termination of Employment for any reason other than (i) termination by the Company for Cause (which shall be governed by clause (c) below); or (ii) the Optionee’s death or disability (as defined in Section 22(e)(3) of the Code); or

(c) Except as the Committee may otherwise approve, the date of the Optionee’s Termination of Employment by reason of termination by the Company for Cause; or

(d) In the case of an Optionee whose Termination of Employment is by reason of his or her death or disability (within the meaning of Section 22(e)(3) of the Code), the expiration of 12 months from the date of the Optionee’s Termination of Employment; or

(e) The occurrence of a Change in Control, provided that any portion of the Option which is exercisable as of the occurrence of the Change in Control may be exercised concurrently therewith.

Section 3.4 Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than the minimum installment set forth in Section 3.1 and shall be for whole shares only.

Section 3.5 Exercise of Option

The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

ARTICLE IV.

OTHER PROVISIONS

Section 4.1 Not a Contract of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause except pursuant to an employment agreement executed by and between the Company and the Optionee and approved by the Board.

Section 4.2 Shares Subject to Plan and Stockholders Agreement

The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement, including, without limitation, the restrictions set forth in Section 5.4 of the Plan.

Section 4.3 Construction

This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware.

Section 4.4 Conformity to Securities Laws

The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3.

Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5 Adjustments in Free Cash-Flow, EBITDA and Revenue Targets

Free Cash-Flow, EBITDA and Revenue Targets (including the Cumulative Free Cash-Flow, Cumulative EBITDA and Cumulative Revenue Targets) specified in Exhibit A are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the

Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee shall, in good faith and in such manner as it may deem equitable, adjust the financial targets set forth on Exhibit A to reflect the projected effect of such transaction(s) or event(s) on Free Cash-Flow, EBITDA and/or Revenue, subject to Section 7.1 of the Plan. Such adjustments shall be conclusive and binding on the parties for all purposes.

Section 4.6 Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as provided by Section 7.1 of the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Optionee, impair any rights of the Optionee under the Option.

Section 4.7 Stockholder Approval

(a) Except as otherwise provided in subsection (b) below, in the event that it shall be determined that any right to receive the Option, payment or other benefit under this Agreement (including, without limitation, the acceleration of the vesting and/or exercisability of the Option and taking into account the effect of this Section 4.7(a)) to or for the benefit of the Optionee (the “Payments”), would not be deductible, in whole or part when aggregated with any other right, payment or benefit to or for the Optionee under all other agreements or benefit plans of the Company, by the Company or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of the Code, then, to the extent necessary to make the Payments deductible to the maximum extent possible (but only to such extent and after taking into account any reduction in the Payments relating to Code Section 280G under any other plan, arrangement or agreement), the Option held by the Optionee or any other right, payment or benefit under this Agreement shall not become exercisable, vested or paid. For purposes of determining whether any of the Payments would not be deductible as a result of Section 280G of the Code and the amount of such disallowed deduction, all Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as nondeductible, unless and except to the extent that in the opinion of a nationally recognized accounting firm selected by the Company (the “Accountants”), such Payments (in whole or in part) either do not constitute “parachute payments,” including by reason of Section 280G(b)(4) of the Code, or are otherwise not subject to disallowance as a deduction. All determinations required to be made under this subsection (a), including whether and which of the Payments are required to be reduced, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the Accountants, provided that such determinations shall be based upon “substantial authority” within the meaning of Section 6662 of the Code.

(b) Notwithstanding any other provision of this Agreement, the provisions of subsection (a) above shall not apply to reduce the Payments if the Payments that would otherwise be nondeductible under Section 280G of the Code are disclosed to and approved by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the final 280G Regulations.

(c) The Company shall use its best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to obtain the approval of the Company’s stockholders pursuant to subsection (b) above.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

Hawaiian Telcom Holdco, Inc.

By:
[INSERT EXECUTIVE NAME]	Name:
Title:

Address

Optionee’s Taxpayer Identification Number: